              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Trustees of the U.S.B. Holding Co., Inc.
  Employee Stock Ownership Plan
  (with 401(k) provisions):

We consent to the incorporation by reference in the registration statement on Form S-8 of U.S.B. Holding Co., Inc. of our report dated September 5, 1997 relating to the statements of net assets available for benefits of the U.S.B. Holding Co., Inc. Employee Stock Ownership Plan (with 401(k) provisions) (the "Plan") as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the years then ended, which report appears in the Plan's December 31, 1996 annual report on Form 11-K.

/s/ KPMG Peat Marwick LLP
---------------------------
    KPMG Peat Marwick LLP

Stamford, Connecticut
January 7, 1998